Exhibit 10.4
EMPLOYMENT SEPARATION AGREEMENT AND RELEASE
This EMPLOYMENT SEPARATION AGREEMENT AND RELEASE (“Agreement”), dated as of January 17, 2023, is entered into between Stephen Cooper (“you”) and Warner Music Group Corp. (“Company”).
WHEREAS, the Board of Directors of Company (the “Board”) has selected Robert Kyncl to be the next Chief Executive Officer of Company;
WHEREAS, you have advised Company that you will retire from Company on January 31, 2023 (the “Separation Date”), subject to the commencement of Mr. Kyncl’s employment with Company on January 1, 2023 (the “Transition Date”), and you and Mr. Kyncl have agreed to serve as Co-Chief Executive Officers of Company from the Transition Date through the Separation Date;
WHEREAS, following the Separation Date, Company wishes to engage you to furnish your services as a consultant from February 1, 2023 through January 31, 2024 (the “Consulting Period”), and you agree to furnish your services as set forth in this Agreement during the Consulting Period; and
WHEREAS, you and Company desire to specify, as well as settle and conclude, your rights and obligations in connection with your employment with, and separation from, Company and its affiliates.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Company agree as follows:
1.Transition; Employment Separation Date. Subject to the commencement of Mr. Kyncl’s employment with Company on the Transition Date, (a) during the period from the Transition Date through the Separation Date (the “Transition Period”), you shall render services to Company as Co-Chief Executive Officer (alongside Mr. Kyncl, who will also serve with you as Co-Chief Executive Officer during the Transition Period) and (b) your employment with Company will end on the Separation Date. During the Transition Period, your responsibilities as Co-Chief Executive Officer shall be as directed by the Board and your compensation and benefits will be the same as in effect immediately prior to the Transition Date. As of the Separation Date, you will have no further authority or responsibilities as an employee or executive of Company, provided that you shall thereafter furnish your services as a consultant to Company in accordance with Paragraph 2. Also effective as of the Separation Date, you hereby resign as an officer and director of Company and its subsidiaries and affiliates (as applicable), and you hereby further agree to execute promptly at Company’s request any additional documents necessary to effectuate this.
2.Consultancy. During the Consulting Period, you agree to furnish your consulting services to Company as requested on occasion from time to time by Company’s Chief Executive Officer (the “Consultancy”), subject to the terms and conditions set forth in this Agreement. You agree that you shall render such services to Company conscientiously, devote your good faith efforts and abilities thereto and be available to Company on a reasonable basis during the Consulting Period. After the Separation Date, you shall not be entitled to or eligible for any benefits offered by Company to employees, including medical, dental and vision insurance, 401(k), paid time off and any other fringe benefits, except as expressly provided in this Agreement.
3.Termination.
(a)Death; Disability; Without Cause. Your employment and/or the Consultancy, as applicable, (i) shall, if then in effect, automatically terminate upon your death or “Disability” (as defined in Company’s 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”)) and (ii) may be terminated at any time by Company without “Cause” (as defined in the Restricted Stock Unit Award Terms and Conditions applicable to your previous awards of Restricted Stock Units of Company (“Cause”)) (each, a “Qualifying Termination”). Upon a Qualifying Termination, Company shall, in each case, pay to you, your estate or representative, as applicable, any unpaid compensation, including your base salary (through the Separation Date), the Severance Payment and the annual awards of Restricted Stock Units (“RSUs”) (as such terms are defined in the Plan) pursuant to Paragraph 4(c) and the annual awards of shares pursuant to Paragraph 4(d), at the time such unpaid compensation would otherwise have been payable under this Agreement (the “Termination Benefits”). For the avoidance of doubt, in the event your employment is terminated in a Qualifying Termination prior to the Separation Date, the Consultancy shall also be terminated and you shall be entitled to receive the applicable Termination Benefits in respect of the Consultancy.

(b)Cause; Resignation or Termination by You. Company may terminate your employment and/or the Consultancy, as applicable, if you engage in any act or omission that constitutes Cause. If Company terminates your employment and/or the Consultancy for Cause or you terminate your employment or the Consultancy for any reason, you will forfeit all rights and entitlements to any unpaid amounts under this Agreement, including the Termination Benefits.
4.Consideration. The following consideration is in exchange for the promises you are making in this Agreement, and specifically the release in Paragraph 6(a) and the Re-affirmation (as defined below), provided that (x) this Agreement is executed in full no later than twenty-one (21) days following the date you receive this Agreement; (y) the Re-affirmation is executed and delivered to Company by you within five (5) business days following the end of the Consulting Period; and (z) neither this Agreement nor the Re-affirmation is revoked. Notwithstanding anything to the contrary, all payments made to you hereunder shall be subject to withholding and deductions in accordance with Paragraph 22(a).
(a)Company will pay you in a lump sum on the next possible pay cycle following the later of the Separation Date and the date this Agreement becomes nonrevocable pursuant to Paragraph 13(b), an amount (the “COBRA Payment”) such that after deduction of required withholding thereon, the net amount payable to you equals sixteen thousand four hundred eighty-nine dollars and twenty cents ($16,489.20), representing Company’s estimate of your cost for COBRA benefit continuation coverage for a period of eighteen (18) months following the Separation Date.
(b)Company will pay you a cash severance payment (the “Severance Payment”) equal to a gross amount of two million dollars ($2,000,000), representing an annualized rate equal to your current base salary of three million dollars ($3,000,000), payable in substantially equal installments during the eight-month period beginning the day after the Separation Date and continuing until such amount is paid in full. Such payments shall commence on the next possible pay cycle following the Separation Date provided that you have executed and not revoked this Agreement prior to such date. You are not required to seek other employment to receive the Severance Payment, and Company will not reduce the Severance Payment if you obtain other earnings.
(c)You shall be eligible to receive an annual award of RSUs for each of Company’s 2022 and 2023 fiscal years. The awards will be granted under the Plan on a date selected by the Administrator (as defined in the Plan) during the 2023 and 2024 calendar years, as applicable, which is expected to be in January 2023, and January 2024, respectively. The aggregate annual pre-tax, grant date target value of RSUs granted to you in respect of each such fiscal year shall be seven million dollars ($7,000,000), with the number of shares of Company’s Class A common stock covered by such awards determined by the average closing share price of Company’s Class A Common Stock for the twenty (20) trading days preceding the grant date selected by the Administrator.
(d)Company shall grant to you an annual bonus with a target amount of seven million dollars ($7,000,000) with respect to each of Company’s 2022 and 2023 fiscal years. For each such fiscal year, the actual bonus amount earned by you will be determined by the Compensation Committee of the Board based on corporate performance measures for the applicable fiscal year as established and determined by the Compensation Committee of the Board; provided that the bonus shall be payable in fully vested shares of Company’s Class A Common Stock granted under the Plan, with the number of such shares determined based on the average closing price of such shares for all trading days in the fiscal year to which the annual bonus relates (i.e., the fiscal year immediately preceding the grant date). The annual bonuses, to the extent earned, will be paid during the 2023 and 2024 calendar years, as applicable, on the date on which bonuses are paid to executives of Company in respect of fiscal year 2022 and fiscal year 2023, respectively. You acknowledge that Company’s issuance and transfer to you of shares in accordance with this Paragraph 4(d) will satisfy Company’s obligations with respect to the applicable annual bonus hereunder, and you further agree that you will comply with Company’s insider trading policy (as then in effect), with respect to any transactions involving those shares.
5.Payment of Accrued Wages and Time Off; COBRA Coverage; Equity Awards.
(a)Payment of Accrued Wages and Time Off. Company will pay your wages accrued through the Separation Date, and accrued and unused vacation time and personal time as of the Separation Date, in each case in accordance with Company’s policies.
(b)COBRA Coverage. You may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), to elect to continue medical health insurance coverage, including dental and vision insurance coverage, under the group insurance plans maintained by Company in accordance with the terms of the applicable plans and to the extent that you had elected such coverage prior to the Separation Date, for such period of time as required under COBRA and at your expense (subject to any premium subsidy required under applicable law). Further information regarding COBRA coverage, including enrollment forms and premium quotations, will be sent to you separately.
(c)Equity Awards. Any outstanding awards granted to you under the Plan, including pursuant to this Agreement, shall be governed by the terms of the Plan and the applicable award agreements pursuant to which such awards were granted (collectively, the “Award Agreements”), and in the case of equity awards that may be granted to you under this Agreement, this Agreement. This Agreement, including Paragraph 6(b), is not intended to and does not waive or limit any of Company’s rights or any of your obligations under the Award Agreements or Company’s Clawback and Forfeiture Policy (as in effect from time to time, the “Clawback Policy”).
6.Mutual Waiver and Release.
(a)Waiver and Release by You. You agree that you are not otherwise entitled to receive the consideration described in Paragraph 2 and Paragraph 4 or Company’s release pursuant to Paragraph 6(b), and that such consideration is sufficient consideration for the following waiver and release. In exchange for the payments and other benefits you are receiving under this Agreement, you, on behalf of yourself and each of your personal representatives, heirs, estate, successors and assigns (collectively, “Your Group”), agree to waive, release and forever discharge Company, its successors, direct or indirect parents, direct or indirect subsidiaries and affiliates, and each of their respective current and former directors, officers, equity holders, partners (general or limited), members, agents, representatives and employees, and the employee benefit plans and programs of each, including any long-term incentive plans (all such plans and programs and any successor plan thereto, collectively, the “Employee Benefit Plans”), and the plan sponsors, plan administrators, benefit officers, administrative committees, investment committees and administrative committees of the Employee Benefit Plans, and all successors and assigns of all of the foregoing (collectively, “Company Group”) from all claims of any kind as of the date you sign this Agreement. You, on behalf of yourself and Your Group, release Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown, except for claims that cannot be waived or released under law or as otherwise provided in Paragraphs 17 and 18. Your release on behalf of yourself and Your Group as of the date you sign this Agreement includes all claims relating to your employment, the Consultancy, service on the Board, your benefits through Company or the termination of your employment and the Consultancy, whether arising under common law, federal, state or local law, regulation, ordinance or order. Examples of claims waived and released by you on behalf of you and Your Group include any alleged violation of the following laws and other sources of legal rights, each as amended and including regulations issued thereunder:
•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•the Employee Retirement Income Security Act of 1974 (except to the extent provided otherwise in Paragraph 17);
•the Immigration Reform and Control Act of 1986;
•the Americans with Disabilities Act of 1990;
•the Age Discrimination in Employment Act of 1967;
•the Worker Adjustment and Retraining Notification Act;
•the Occupational Safety and Health Act;
•the Rehabilitation Act of 1973;
•the Fair Credit Reporting Act;
•the Equal Pay Act;
•the Family and Medical Leave Act;
•the Civil Rights Act of 1991;
•the Genetic Information Nondiscrimination Act;
•the New York Human Rights Law;
•the New York Executive Law;
•the New York Labor Law;

•the New York Civil Rights Law;
•the New York Equal Pay Law;
•the New York Whistleblower Law;
•the New York Wage-Hour and Wage Payment Laws and Regulations;
•the New York Minimum Wage Law;
•the Anti-Retaliation/Non-Discrimination Provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;
•the New York State Worker Adjustment and Retraining Notification Act;
•the New York Paid Family Leave Law;
•the New York City Human Rights Law;
•the New York City Administrative Code and Charter;
•any other federal, state, local or other law, rule, regulation, constitution, code, executive order, guideline or ordinance;
•any public policy, contract (oral or written, express or implied), tort law or common law; and
•any act, statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including attorneys’ fees and/or costs.
(b)Waiver and Release by Company. Subject to Paragraph 5(c), Paragraph 8 and Paragraph 20 and provided that you have not revoked the waiver and release of claims or the Re-affirmation, Company, on behalf of itself and its subsidiaries, waives, releases and forever discharges you and Your Group from all claims Company and its subsidiaries may have against you and Your Group as of the date Company signs this Agreement, under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment and the Consultancy, except for any claim to enforce this Agreement or any claim that you or Your Group committed a crime or engaged in acts or omissions to act constituting fraud, other willful misconduct, gross negligence or a material violation of material Company policies.
(c)Re-affirmation of Your Waiver and Release. In addition to the other provisions of this Agreement, in exchange for the consideration described in Paragraph 2 and Paragraph 4 and Company’s release pursuant to Paragraph 6(b), you shall execute and deliver to Company within five (5) business days following the Separation Date the re-affirmation of the waiver and release of claims and acknowledgments that are set forth in this Paragraph 6 and Paragraph 7 in the form attached hereto as Exhibit A (the “Re-affirmation”). The seven (7) day revocation period applicable to your waiver and release of claims set forth in Paragraph 6 of this Agreement, which is described in Paragraph 13(b), shall also apply to your execution and delivery of the Re-affirmation.
7.Acknowledgments and Affirmations. You affirm that:
(a)you have not filed, caused to be filed, or presently are a party to any claim against Company Group;
(b)except for the payments and benefits expressly set forth in this Agreement, as of the date you sign this Agreement (i) you have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits which are due and payable, including any vacation time you have earned but have not used as of the Separation Date, and (ii) you are not entitled to any other payments or benefits from Company, including pursuant to the Warner Music Inc. Severance Plan for Regular U.S. Employees. You will not accrue any vacation time or other employee benefits following the Separation Date;
(c)Company has granted you any leave to which you were entitled from Company under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
(d)you have no known workplace injuries or occupational diseases;
(e)you are not aware of any fraud or wrongdoing by Company Group and you have not been retaliated against for reporting any allegations of fraud or other wrongdoing by Company Group;

(f)all of Company’s decisions regarding your pay and benefits through the date you sign this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; and
(g)Company owns all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you in connection with or related to your employment with Company and all other results and proceeds of your employment services to Company, including all copyrightable material created by you within the scope of your employment, and you agree to execute and deliver to Company such assignments or other instruments as Company may require to evidence Company’s ownership of the results and proceeds of your employment.
8.Confidentiality and Non-Disclosure. Except as otherwise provided in Paragraph 10 or Paragraph 18, you shall not at any time exploit, use, sell, publish, disclose or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets, privileged information, confidential information, business information or proprietary information regarding Company Group, including the terms of any agreements including this Agreement between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior written approval of Executive Vice President & Chief Communications Officer of Company, discuss any Company Topic (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees, artists or songwriters.
9.Cooperation. To the extent allowed by law, you agree to cooperate reasonably and truthfully with Company in the prosecution, defense, investigation, regulatory action or pursuit of any matter in which Company determines you were involved during your employment or the Consultancy, as applicable, or about which you may have knowledge. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against Company, unless your participation is required under the law.
10.Protected Disclosures and Statements. Nothing in this Agreement prohibits you from responding truthfully to a lawfully issued subpoena, court order, or other binding request by a regulatory agency or governmental authority or reporting possible violations of U.S. federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation. However, except as provided otherwise in this Agreement, you are not authorized to disclose any information covered by Company Group’s attorney-client privilege or attorney work product or Company Group’s trade secrets without prior written consent of the Executive Vice President & General Counsel of Company.  Further, Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
11.Return of Property. No later than the Separation Date, you agree to return to Company all property of Company in your possession, including keys, identification cards, files, records, credit cards, electronic equipment, books and manuals issued to you by Company, and all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you possess or have under your control; provided that you may retain your personal files (i.e., your files not related to Company) and a copy of your address book.
12.Expense Reimbursement. Company shall pay for reasonable expenses actually incurred, or reimburse you for reasonable expenses paid, by you during the Transition Period and the Consulting Period in the performance of your services hereunder to the same extent that applied to you during your employment as Chief Executive Officer of Company upon presentation of expense statements or such other supporting information as Company may customarily require.
13.Representations and Effective Date.
(a)Consideration Period. You understand that this Agreement is a legally binding document under which you are giving up certain rights, including any rights you have or may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990 arising from your employment with Company, the termination of that employment or the consultancy or any other dealings of any kind between you and Company Group as of the date you sign this Agreement and as of the date you sign the Re-

affirmation unless you have revoked this Agreement or the Re-affirmation pursuant to Paragraph 13(b), in consideration for the monies and/or benefits specified in Paragraph 2 and Paragraph 4 and Company’s release pursuant to Paragraph 6(b). You acknowledge that you have been advised to discuss this Agreement and the Re-affirmation with an attorney and other professional persons unrelated to Company before you sign them, and that you have been given the time necessary to seek such advice and counsel. You have had at least twenty-one (21) days to consider this Agreement and the Re-affirmation. You also agree that the twenty-one (21) day consideration period will not restart if changes, material or immaterial, are made to this Agreement or the Re-affirmation, and you waive any right you might have to restart the running of the twenty-one (21) day consideration period. You acknowledge that you have read this Agreement and the form of the Re-affirmation and that you have signed this Agreement and agree to the form of the Re-affirmation freely and voluntarily, with full knowledge of all material facts.
(b)Revocation Period. You understand you may revoke this Agreement within seven (7) days of its execution, by notifying Company in writing of your desire to revoke this Agreement. If you revoke this Agreement, this Agreement will have no legal effect. Any revocation within this period must be submitted, in writing, to Executive Vice President & General Counsel of Company, and must state: “Acceptance of the Employment Separation Agreement and Release is hereby revoked.” The revocation must be either: (i) personally delivered to Executive Vice President & General Counsel of Company, 1633 Broadway, New York, NY 10019, within seven (7) days after you sign this Agreement; (ii) mailed to Executive Vice President & General Counsel, at the address specified above by First Class United States mail and postmarked within seven (7) days after you sign this Agreement; or (iii) delivered to Executive Vice President & General Counsel of Company, at the address specified above through a reputable overnight service with documented evidence that it was sent within seven (7) days after you signed this Agreement. The provisions of this Agreement are not binding until eight (8) days after the execution of this Agreement by you (and provided you have not revoked your acceptance pursuant to this Paragraph). All references to the Agreement in this Paragraph 13(b) shall apply with equal force and effect to the Re-affirmation.
14.Complete Agreement. This Agreement (for purposes of this Paragraph, together with the Re-affirmation, this “Agreement”) reflects the final and complete agreement between you and Company with respect to the subjects addressed by it. This Agreement supersedes any and all prior agreements between you and Company, excluding the Award Agreements and the Clawback Policy. No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by you and an officer of Company. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.
15.Severability, Definitions and Interpretations. If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision. The provisions of this Agreement are severable. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words (a) “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (b) “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
16.Choice of Law and Jury Trial Waiver.
(a)Choice of Law. This Agreement will be governed by and construed according to the laws of the State of New York without regard to any choice of law provisions. Exclusive jurisdiction of any dispute, action, proceeding or claim arising out of or relating to this Agreement shall lie in the state or federal courts in the State of New York, located in New York County.
(b)JURY TRIAL WAIVER. IN THE UNLIKELY EVENT THAT DIFFERENCES ARISE BETWEEN THE PARTIES RELATED TO OR ARISING FROM THIS AGREEMENT THAT ARE NOT RESOLVED BY MUTUAL AGREEMENT, TO FACILITATE A JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE OF THE PARTIES, YOU AND COMPANY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM.
17.Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under any health, welfare or retirement benefit plans of Company as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) reimbursement of unreimbursed business, travel and entertainment expenses that you properly incur and present prior to the Separation Date in accordance with Company policy (d) pursue claims which by law cannot be waived by signing this Agreement, including any awards that you become entitled to be paid; (e) indemnification from Company or its affiliates or inclusion as a beneficiary under a director’s and officer’s insurance policy, including, for the avoidance of doubt, pursuant to Paragraph 21; (f) enforce this Agreement; and/or (g) challenge the validity of this Agreement.
18.Government Agencies. Nothing in this Agreement prohibits or prevents you from filing a charge or communicating with, providing documents or information to, or participating, testifying or assisting in any investigation, hearing or other proceeding before, any federal, state or local government agency or regulatory authority, including the EEOC, NLRB, OSHA or the SEC. This Agreement does not limit your right to receive an award or bounty for information provided to any governmental agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any non-disclosure, confidentiality or waiver provision in this Agreement does not prohibit you from initiating communications directly with, responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Company, your employment, the Consultancy, this Agreement or its underlying facts or circumstances. Any cooperation provision in this Agreement does not require you to contact Company regarding the subject matter of any such communications. By signing this Agreement, however, you waive the right to receive damages or monetary recovery from any such charge you may file or which is filed on your behalf, but it will not limit your right to receive an incentive award authorized under federal or state statute or regulation for information provided to any federal or state regulatory, government or law enforcement agencies, if applicable.
19.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any of its affiliates is a party.
20.Non-Solicitation; Remedies. For a period commencing on the date hereof and ending one year after the expiration of the Consulting Period, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the one-year prior period was, either directly or through a furnishing entity, under contract to Company or any affiliate of Company or a label distributed by Company or an affiliate of Company, to end its relationship with Company, Company affiliate or label, to violate any provision of his or her contract or to enter into an exclusive recording or music publishing agreement with any other party or (b) solicit, negotiate with, induce or encourage any individual who at the time is, or who within the six-month prior period was, an employee of Company or any Company affiliate in the United States to leave his or her employment or to commence employment with any other party. You acknowledge that your violation of any of the restrictive covenants contained in Paragraph 8 (Confidentiality and Non-Disclosure) or this Paragraph 20 (Non-Solicitation; Remedies) would cause irreparable damage to Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. In addition to the foregoing, Company shall be entitled to specific performance and other injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without the requirement to post bond, in any court of competent jurisdiction for your actual or threatened breach of any of the covenants set forth in this Agreement. The period during which any such covenant applies shall be deemed automatically extended by any period during which you are in violation of the provisions thereof.
21.Indemnity. Except as set forth in Paragraph 22(b), Company agrees to indemnify you against expenses (including final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties for Company; provided that: (a) the foregoing indemnity shall only apply to matters for which you performed your duties for Company in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of Company and not in contravention of the instructions of the Board or, following the Separation Date, Company’s Chief Executive Officer and (b) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.
22.Taxes; Withholding.
(a)Tax Withholding. All payments made to you hereunder (including the Severance Payment, COBRA Payment, RSUs and shares of Class A Common Stock) shall be reported as compensation on Form W-2 and subject to tax withholding, social security taxes and other ordinary and customary payroll tax deductions. You agree that you will not, directly or indirectly, challenge or object to Company taking any of the positions described in the immediately preceding sentence.
(b)Section 409A. The Company agrees that the payments and benefits provided to you under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder, “Section 409A”). References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A.

Date: January 17, 2023    /s/ Stephen Cooper
    Stephen Cooper

WARNER MUSIC GROUP CORP.
Date: January 17, 2023    By:    /s/ Paul Robinson
Name:    Paul Robinson
Executive Vice President and General Counsel

Exhibit A

Re-affirmation of Waiver and Release

                            As of January 31, 2023

To: Warner Music Group Corp. (“Company”)
Reference is made to that certain Employment Separation Agreement and Release, dated as of January 17, 2023 (the “Separation Agreement”), previously entered into by and between Stephen Cooper and Company. Capitalized terms used but not defined in this Re-affirmation of Waiver and Release shall the meanings ascribed to such terms in the Separation Agreement.
As provided in the Separation Agreement, effective as of the date hereof, Stephen Cooper hereby restates and re-affirms and again provides Company with the waiver and release of claims and acknowledgements set forth in Paragraph 6(a) and Paragraph 7 of the Separation Agreement.

Sincerely,

    _________________________________
Stephen Cooper